UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2023

ATLAS LITHIUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-41552	39-2078861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Rua Bahia, 2463 – Suite 205

Belo Horizonte, MG 30.160-012, Brazil

(Address of principal executive offices, including zip code)

(833) 661-7900

(Registrant’s telephone number, including area code)

Not applicable

(Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 9, 2023 (the “Effective Date”), Atlas Lithium Corporation, a Nevada corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters named therein (the “Representative”), pursuant to which the Company agreed to sell an aggregate of 675,000 shares of the Company’s common stock, par value $0.001 (“Common Stock”), to the Representative, at a public offering price of $6.00 per share (the “Offering Price”) in a firm commitment public offering (the “Offering”). The Company also granted the Representative a 45-day option to purchase up to 101,250 additional shares of the Company’s Common Stock upon the same terms and conditions for the purpose of covering any over-allotments in connection with the Offering (the “Over-Allotment Option”). On January 11, 2023, the Representative delivered its notice to exercise the Over-Allotment Option in full.

The shares of common stock were offered by the Company pursuant to a registration statement on Form S-1, as amended (File No. 333-262399) filed with the Securities and Exchange Commission (the “Commission”) and declared effective by the Commission on January 9, 2023 (the “Registration Statement”). The consummation of the Offering took place on January 12, 2023 (the “Closing”).

In connection with the Closing, the Company issued to the Representative, and/or its permitted designees, as a portion of the underwriting compensation payable to the Representative, warrants to purchase an aggregate of 33,750 shares of Common Stock, equal to 5% of the number of shares of Common Stock sold in the Offering (excluding the Over-Allotment option), at an exercise price of $7.50, equal to 125% of the Offering Price (the “Representative’s Warrants”). The Representative’s Warrants are exercisable for a period of five years from the effective date of the Registration Statement, provided that they are subject to a mandatory lock-up for 180 days from the commencement of sales of the Offering in accordance with FINRA Rule 5110(e).

Aggregate gross proceeds from the Offering were $4,657,500 before deducting underwriting discounts and commissions of 7% of the gross proceeds, and estimated Offering expenses. The Company intends to use the net proceeds from the Offering to expand and accelerate its exploration program leading to the identification and quantitative measurement of prospective lithium deposits, as well as for exploration for other mineral deposits in its other properties, including drilling and assessment of deposits and reserves, if any, as well as for working capital and general corporate purposes. The Company may also use some amount of the proceeds for the acquisition of additional mineral rights and/or mines, and mining assets such as earth moving equipment, processing and recovery units, among others. The total expenses of the Offering are estimated to be $537,581.43, which included the underwriting discounts and commissions, the Representative’s reimbursable expenses relating to the Offering, and the Company’s legal expenses.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. The Underwriting Agreement also provides for customary indemnification by each of the Company and the underwriters for losses or damages arising out of or in connection with the Offering, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations and warranties of each party contained in the Underwriting Agreement was made to, and solely for the benefit of, the other party in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for the investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

The foregoing summaries of the terms of the Underwriting Agreement and Representative’s Warrant are subject to, and qualified in their entirety by reference to the complete text of the Underwriting Agreement and Representative’s Warrant, copies of which are filed as Exhibit 1.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01. Other Events.

On January 9, 2023, the Company issued a press release announcing the pricing of the Offering.

On January 12, 2023, the Company issued a press release announcing the Closing.

Copies of these press releases are attached hereto as Exhibit 99.1. and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibit

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description
1.1	Underwriting Agreement, dated January 9, 2023, by and between Atlas Lithium Corporation and EF Hutton, division of Benchmark Investments, LLC
4.1	Form of Representative’s Warrant
99.1	Press Release of Atlas Lithium Corporation, dated January 9, 2023
99.2	Press Release of Atlas Lithium Corporation, dated January 12, 2023
104	Cover Page Interactive Data File (formatted as an Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS LITHIUM CORPORATION

Dated: January 13, 2023	By:	/s/ Marc Fogassa
	Name:	Marc Fogassa
	Title:	Chief Executive Officer